Exhibit 99.1

CONTACT:	(206) 622-4191
Tom Wyatt, CEO
Ernie Johnson, CFO

Cutter & Buck Announces Quarterly Results

SEATTLE, March 10, 2005. /PR Newswire-FirstCall/ — Cutter & Buck Inc. (Nasdaq/NMS: CBUK) today announced results of its third quarter ended January 31, 2005.

For the quarter ended January 31, we had the following results:

(in millions, except percentage and per share data)	2005	2004
Net Sales	$24.2	$22.5
Gross Profit	$10.9	$10.0
Gross Margin	45.2%	44.5%
Net Loss	$(0.4)	$(0.9)
Loss Per Share	$(0.04)	$(0.08)

For the nine months ended January 31, we had the following results:

(in millions, except percentage and per share data)	2005	2004
Net Sales	$91.7	$90.0
Gross Profit	$43.8	$41.0
Gross Margin	47.8%	45.5%
Net Income	$5.8	$2.3
Earnings Per Share	$0.51	$0.21

Balance Sheet Summary:

(in millions)	January 31, 2005	April 30, 2004	January 31, 2004
Cash and Short-Term Investments	$43.8	$37.7	$42.0
Accounts Receivable	$12.7	$22.5	$13.2
Inventories	$28.9	$21.9	$24.5
Working Capital	$80.2	$75.1	$70.1
Shareholders’ Equity	$85.4	$79.7	$74.6

Financial Results and Management Viewpoint:

“Our results for the third quarter were in line with our expectations.  While we reported a loss during the quarter, we are pleased with the 7.5% sales increase and the 70 basis point increase in our gross margin,” said Tom Wyatt, Chief Executive Officer.  Wyatt also noted that the third quarter historically produces the company’s lowest sales of its fiscal year.

The pre-tax loss of our wholesale business was $0.5 million in the third quarter, down $0.6 million from the third quarter of last year, due to investments in computer systems upgrades and costs of compliance with Section 404 of the Sarbanes-Oxley Act of 2002.  For the nine months ended January 31, 2005, we had pre-tax income from our ongoing business of $9.5 million, up $1.6 million over the first nine months of last year (see Table B in this press release for a reconciliation to GAAP figures).  Our gross margin continues to be strong and is the primary contributor to the year-to-date increase.

In our Corporate strategic business unit (SBU), our largest, sales rose 14.2% for the quarter.  According to Brian Thompson, Vice President, “We have a strong partnership with our distributors and they have given us very positive feedback on our new 2005 product line.”  Sales also rose during the quarter in all of our other SBUs with the exception of Golf (see Table C).

According to Wyatt, “In my first three months with the company, I have spent a lot of time with our customers discussing our golf heritage and the direction of the company, and believe we are headed in the right direction.  Our Fall 2005 line incorporates a number of positive changes and we are planning even more significant improvements to our Spring 2006 line.  But there are long lead times in this industry.  So it will take time before these changes ultimately show up in our sales.”

Our gross margin continued to show year-over-year increases during the quarter, rising to 45.2% compared to 44.5% during the third quarter last year.  While we expect our gross margin to remain strong, it will fluctuate as part of our normal business cycle.  We continue to expect that our fiscal 2005 margin will be between 45% and 48%.

Operating expenses, excluding restatement and restructure related expenses for the quarter, increased $1.6 million year-over-year.  Year to date, those expenses have also increased by $1.6 million over the prior year and as previously disclosed, we do not expect fiscal 2005 operating expenses to increase more than $4 million over the previous year.  As noted last quarter, we are incurring additional expenses for our marketing initiatives, information system upgrades and replacements, and compliance with the Sarbanes-Oxley Act.  These increased expenses will continue through the remainder of fiscal 2005 and, at reduced levels, through fiscal 2006.

“Overall, our balance sheet remains solid with cash and investments totaling $43.8 million and $80.2 million of working capital at the end of the third quarter,” said Ernie Johnson, Chief Financial Officer.  “Our inventory was slightly higher than anticipated.  We have updated our Classics line and increased the number of classic styles for 2005.  Many of these new styles were brought in during the third quarter while we were still phasing-out some discontinued styles.  We expect our inventory balance to decline from current levels by the end of the fourth quarter.”

During the first nine months of this fiscal year, we generated $7.6 million in free cash flow (defined as cash provided by operating activities less purchases of fixed assets).  Accounts receivable averaged 60 days’ sales outstanding during the quarter, an improvement of four days as compared to the prior year.

As our new CEO works with the board on setting the company’s strategic direction, we will continue to maintain our operating flexibility, cash balances and capital structure.

Dividend and Stock Repurchase Programs

The board of directors has approved a dividend of $0.07 a share, payable on April 8, 2005 to shareholders of record on March 24, 2005.

During the third quarter, we repurchased 63,800 shares of our common stock at an average price of $14.59.  Since the inception of our stock repurchase program, we have repurchased a total of 219,026 shares of our common stock at an average price of $11.93.  We still have $3.4 million available in the program for share repurchases at times and prices that we believe are advantageous for our shareholders.

Final Comments

CEO Tom Wyatt concluded, “I am absolutely delighted to be at Cutter & Buck and greatly appreciate the warm welcome I’ve received from our employees, customers and shareholders.  This is an exceptional company with a very strong brand.  I am working with the Board and the rest of the management team to develop an ambitious yet realistic strategic plan to profitably grow Cutter & Buck’s business.  While it will no doubt take some time to fully tap our potential, I and the rest of the Cutter & Buck team are fully committed to that task.”

Conference Call:

Cutter & Buck invites investors to listen to a broadcast of the company’s conference call to discuss these matters.  The conference call will be broadcast live over the Internet at 11:00 AM Eastern Time, 8:00 AM Pacific Time, March 10, 2005.  To listen to the conference call, go to http://www.cutterbuck.com.  At the website, select “Investor Relations.”  The call will be archived shortly after its completion and will be available on the web through June 10, 2005.  The call can also be accessed at 1-800-642-1687, ID # 4453541 through June 10, 2005.

Statements made in this news release that are not historical facts are forward-looking statements.  Actual results may differ materially from those projected in any forward-looking statements.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking statements.  Those factors include, but are not limited to the following: relations with and the performance of suppliers; our ability to control costs and expenses including costs associated with the upgrade and replacement of some of our computer systems, regulatory compliance and personnel matters including management transition; the potential outcome of pending and future audits by various taxing jurisdictions; our ability to carry out successful designs, effectively advertise and communicate with the marketplace and penetrate our chosen distribution channels; costs associated with the indemnification of former officers; competition; risks related to the timely performance of third parties, such as shipping companies, including risks of strikes or labor disputes involving these third parties; our need to maintain the integrity of our technology and information systems while enhancing and changing systems; our need to attract and retain employees; our need to maintain satisfactory relationships with our banking partners; political and trade relations; changes in international trade quota systems for apparel; the overall level of consumer spending on apparel; the effects of weather-related or other natural disasters; global economic and political conditions and additional threatened terrorist attacks and responses thereto, including war.  Additional information on these and other factors, which could affect the company’s financial results, are included in its Securities and Exchange Commission filings.  Finally, there may be other factors not mentioned above or included in the company’s SEC filings that may cause actual results to differ materially from any forward-looking statements.  You should not place undue reliance on these forward-looking statements.  The Company assumes no obligation to update any forward-looking statements as a result of new information, except as may be required by securities laws.

About Cutter & Buck

Cutter & Buck designs, sources, markets and distributes high-quality men’s and women’s sportswear under the Cutter & Buck brand.  The Company sells its products primarily to golf and specialty retailers, corporations and international distributors and licensees.  Cutter & Buck products feature distinctive, comfortable designs, rich detailing, and high quality materials and manufacturing.

Cutter & Buck

Table A: Condensed Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share amounts)	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
Net sales	$24,220	$22,540	$91,657	$90,024
Cost of sales	13,272	12,507	47,818	49,033
Gross profit	10,948	10,033	43,839	40,991
Operating expenses:
Depreciation	679	1,040	2,136	3,152
Selling, general & administrative	11,007	8,960	32,630	29,974
Restatement expenses	9	1,172	290	4,522
Total operating expenses	11,695	11,172	35,056	37,648
Operating income (loss)	(747)	(1,139)	8,783	3,343
Interest income (expense):
Interest expense	(9)	(31)	(39)	(134)
Interest income	222	108	475	193
Net interest income	213	77	436	59
Income (loss) from continuing operations before income taxes	(534)	(1,062)	9,219	3,402
Income tax expense (benefit)	(150)	(205)	3,438	1,215
Income (loss) from continuing operations	(384)	(857)	5,781	2,187
Income from discontinued retail operations, net of tax	—	—	—	146
Net income (loss)	$(384)	$(857)	$5,781	$2,333

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.04)	$(0.08)	$0.51	$0.20
Earnings from discontinued retail operations	—	—	—	$0.01
Net earnings (loss)	$(0.04)	$(0.08)	$0.51	$0.21
Shares used in computation of :
Diluted earnings (loss) per share	10,926	10,706	11,397	11,068

Table B:  Management Viewpoint of Operations and Reconciliation to GAAP Numbers Above

To understand the performance of our wholesale business, management considers it useful to review our operating results excluding costs that are not elements of running our wholesale business on an ongoing basis, such as restatement expenses.  We adjust our net income calculated in accordance with generally accepted accounting principles to exclude income and expense items that are not directly related to our wholesale business, in order to give us better information regarding the profitability of our wholesale business. We use this analysis to compare pretax wholesale business income on a quarterly and year-to-date basis.

	Three Months Ended		Nine Months Ended
(in thousands)	January 31, 2005	January 31, 2004	January 31, 2005	January 31, 2004
Net income (loss) as reported	$(384)	$(857)	$5,781	$2,333
(Income) from discontinued retail operations	—	—		(146)
Income tax expense (benefit)	(150)	(205)	3,438	1,215
Pre-tax (income) expense of closed European operations	2	(5)	(13)	67
Restructuring and asset impairment expenses	—	(65)	—	(55)
Restatement expenses	9	1,172	290	4,522
Ongoing wholesale business income before tax	$(523)	$40	$9,496	$7,936

Table C: Summary of Net Sales by Strategic Business Unit

Three Months Ended January 31,

(in thousands, except percentages)	2005	2004	$ change	% change
Corporate	$12,578	$11,010	$1,568	14.2%
Golf	4,375	4,877	(502)	-10.3
Specialty Retail	4,090	3,926	164	4.2
International	858	641	217	33.9
Other	2,319	2,086	233	11.2
Total	$24,220	$22,540	$1,680	7.5%

Nine Months Ended January 31,

(in thousands, except percentages)	2005	2004	$change	% change
Corporate	$42,279	$39,048	$3,231	8.3%
Golf	23,224	25,796	(2,572)	-10.0
Specialty Retail	17,762	17,190	572	3.3
International	2,273	1,871	402	21.5
Other	6,119	6,119	—	0.0
Total	$91,657	$90,024	$1,633	1.8%

Table D

Condensed Consolidated Balance Sheets

(unaudited, unless otherwise stated)

(in thousands)	January 31, 2005	April 30, 2004	January 31, 2004
		(audited)
Assets
Current Assets:
Cash and cash equivalents	$17,913	$19,715	$23,058
Short-term investments	25,840	17,952	18,953
Accounts receivable	12,711	22,502	13,159
Inventories	28,930	21,938	24,517
Income tax receivable	374	—	—
Other current assets	5,727	4,848	3,958
Total current assets	91,495	86,955	83,645
Furniture and equipment, net	6,408	6,290	6,580
Other assets	702	685	498
Total assets	98,605	$93,930	$90,723

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$4,069	$2,940	$4,971
Accrued liabilities	7,016	7,161	7,828
Income taxes payable	—	1,217	206
Current portion of capital lease obligations	185	557	574
Total current liabilities	11,270	11,875	13,579
Capital lease obligations, net of current portion, and other liabilities	1,975	2,326	2,535
Total shareholders’ equity	85,360	79,729	74,609
Total liabilities and shareholders’ equity	$98,605	$93,930	$90,723

Table E

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended
(in thousands)	January 31, 2005	January 31, 2004
Operating activities:
Net income	$5,781	$2,333
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,259	3,296
Tax benefit from exercise of stock options	863	—
Deferred income taxes	(24)	—
Amortization of deferred compensation	11	37
Noncash restructuring and asset impairment charges	—	(82)
Loss on disposals of furniture and equipment	—	19
Changes in assets and liabilities:
Accounts receivable	9,791	11,256
Inventories	(6,992)	10,022
Prepaid expenses and other current assets	(872)	2,387
Accounts payable and accrued liabilities	744	(3,753)
Income taxes payable	(1,591)	—
Net cash provided by operating activities	9,970	25,515

Investing activities:
Purchases of furniture and equipment	(2,377)	(1,038)
Purchases of short-term investments	(64,178)	(26,933)
Maturities of short-term investments	56,290	7,980
Net cash used in investing activities	(10,265)	(19,991)

Financing activities:
Issuance of common stock	3,074	251
Repurchases of common stock	(2,029)	—
Payment of dividends	(2,069)	—
Principal payments under capital lease obligations	(483)	(1,581)
Net cash used in financing activities	(1,507)	(1,330)

Net increase (decrease) in cash and cash equivalents	(1,802)	4,194
Cash and cash equivalents, beginning of period	19,715	18,864
Cash and cash equivalents, end of period	$17,913	$23,058